Exhibit (a)(1)

CERTIFICATE OF TRUST
OF
NILSINE PARTNERS NP1X FUND

(a Delaware Statutory Trust)

This Certificate of Nilsine Partners NP1X Fund (the “Trust”), dated as of October 3, 2025, is being duly executed and filed on behalf of the Trust by the undersigned as the trustee of the Trust for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801, et seq.) (the “Act”).

1. Name.  The name of the statutory trust formed by this Certificate of Trust is “Nilsine Partners NP1X Fund”.

2. Registered Office and Registered Agent.  The business address of the registered office of the Trust in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808.  The name of the Registered Agent of the Trust for service of process at such location is Corporation Service Company.

3. Registered Investment Company.  The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1, et seq.).

4. Effective Date.  This Certificate shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Jason C. Brown
Jason C. Brown
As initial trustee and not individually